Exhibit 10.30

AGREEMENT FOR TERMINATION OF LEASE AND

VOLUNTARY SURRENDER OF PREMISES

This Agreement for Termination of Lease and Voluntary Surrender of Premises (this “Agreement”) is made as of the 6th day of March, 2009 (the “Execution Date”), by and between BMR-Bridgeview Technology Park LLC, a Delaware limited liability company (“BMR”), and Cell Genesys, Inc., a Delaware corporation (“Cell Genesys”), with reference to the following:

RECITALS

A. BMR (as successor-in-interest to F&S Hayward, LLC, a California limited liability company) and Cell Genesys are parties to that certain Lease Agreement dated as of June 29, 2000, as amended by that certain First Amendment to Lease dated as of January 2, 2001 (as amended, and as the same may have been further amended, supplemented or otherwise modified from time to time, the “Lease”) for premises (the “Premises”) located at that certain real property commonly known as 24570 Clawiter Road, Hayward, California, being more particularly described in the Lease.

B. Cell Genesys desires to terminate the Lease earlier than the expiration date set forth in the Lease, and BMR is willing to agree to the early termination of the Lease as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, in further consideration of the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BMR and Cell Genesys agree as follows:

1. Termination Date. BMR and Cell Genesys hereby agree that, subject only to fulfillment or waiver of the Termination Conditions (as hereinafter defined), the Lease shall terminate automatically (except for the Surviving Obligations, as hereinafter defined) without further action of BMR or Cell Genesys at 11:59 p.m. PST on March 6, 2009 (the “Termination Date”); provided, however, BMR shall look solely to the Termination Fee for any amounts of Rent coming due in March 2009. If the Termination Conditions have not been fulfilled or waived by March 31, 2009, then, upon written notice by BMR or Cell Genesys to the other party, this Agreement shall be null and void and of no further force or effect. If neither party elects to void this Agreement pursuant to the preceding sentence by 11:59 p.m. PST on April 7, 2009, such right to void this Agreement shall be waived and this Agreement shall remain in full force and effect.

2. Termination. On the Termination Date, the Lease shall terminate, except for the Surviving Obligations. From and after the Termination Date, Cell Genesys will cease occupying the Premises pursuant to the Lease.

3. Surrender; FF&E. Notwithstanding anything in the Surrender Obligations (as hereinafter defined) to the contrary, (a) Cell Genesys shall surrender the Premises and all alterations and improvements therein to BMR on the Termination Date in their current “as is” condition with all Premises systems and equipment therein in good working order (to the extent the responsibility of Cell Genesys under the Lease) and BMR shall accept the Premises and such alterations and improvements in such condition, (b) Cell Genesys shall not remove any Tenant improvements or alterations from the Premises, (c) Cell Genesys shall not remove any fixed asset listed on Exhibit A hereto (the “Fixed Asset List”) nor remove any other similar additions and improvements built in and existing in the Premises as of the Execution Date, as such fixed assets have become an integral part of the real property referred to as the “Premises”, (d) Cell Genesys shall deliver to BMR those items set forth on the Building Turnover List attached as Exhibit B hereto (“Building Turnover List”), and BMR shall be entitled to use and disclose to third parties any marketing materials prepared by, or on behalf of Cell Genesys in connection with the Premises, but without any warranty or representation by Cell Genesys (the items listed on the Fixed Asset List and Building Turnover List being referred to herein collectively as the “FF&E”), and (e) Cell Genesys shall not be required to perform any restoration or any alterations or installations to the Premises or pay any removal costs thereof. The obligations of Cell Genesys under Section 27 of the Lease (as modified by Section 26 of the First Amendment thereto) and Section 10.2 of the Lease (as modified by Section 16 of the First Amendment), as further modified by the preceding sentence, are hereinafter sometimes referred to as the “Surrender Obligations”. The parties acknowledge that the FF&E shall become the property of BMR effective upon the Termination Date, subject only to fulfillment or waiver of the Termination Conditions, and that Cell Genesis shall keep in effect any insurance required by the Lease until the fulfillment or waiver of the Termination Conditions. Cell Genesys does hereby grant, bargain, sell, transfer, assign, convey, set over and deliver unto BMR as of the Termination Date all of Cell Genesys’ right, title and interest in and to the FF&E subject only to fulfillment or waiver of the Termination Conditions.

4. No Further Obligations. BMR and Cell Genesys agree that BMR and Cell Genesys are excused as of the Termination Date from any further obligations with respect to the Lease, excepting only the obligations herein, the Surrender Obligations and the indemnity obligations of Cell Genesys under Sections 13 and 27.5 of the Lease, as modified by Section 26 of the First Amendment (collectively with the Surrender Obligations, the “Surviving Obligations”). In addition, nothing herein shall be deemed to limit or terminate any common law or statutory rights BMR may have with respect to Cell Genesys in connection with the Surviving Obligations.

5. Removal of Movable Personal Property. Cell Genesys agrees that the Premises shall be surrendered free of the movable personal property of Cell Genesys other than the FF&E, which movable personal property Cell Genesys shall remove from the Premises on or before the Termination Date. Any movable personal property of Cell Genesys other than the FF&E remaining in the Premises as of the Termination Date shall be deemed to be abandoned by Cell Genesys and may be disposed of by BMR, in BMR’s sole discretion, without obligation or liability to Cell Genesys.

6. Release of Liability. As of the Termination Date, except as set forth herein and except for the Surviving Obligations, each of BMR and Cell Genesys releases and exculpates the other from any claim, action, cause of action, obligation, cost, demand and liability of every type and nature, known and unknown, arising from or connected with the Lease or from the termination of the Lease. The foregoing releases extend to all rights of BMR and Cell Genesys under Section 1542 of the California Civil Code and any similar law of any state or territory of the United States, which are hereby expressly waived and relinquished by BMR and Cell Genesys. Section 1542 reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Cell Genesys’ Initials	BMR’s Initials

7. Termination Conditions. The termination of the Lease shall be subject to the fulfillment or waiver of the following conditions for the benefit of BMR (collectively, the “Termination Conditions”): (a) BMR shall have obtained consent from BMR’s lender to enter into this Agreement, (b) Cell Genesys shall have paid the Termination Fee (as defined below) to BMR within 2 business days after written notification from BMR that BMR has obtained consent from BMR’s lender to enter into this Agreement, and (c) Cell Genesys shall have delivered to BMR the FF&E.

8. Termination Fee. Cell Genesys shall pay to BMR in immediately available funds, in consideration of BMR’s agreement to terminate the Lease, a payment in the amount of Two Hundred Eighty-Nine Thousand Four Hundred Sixty-Four Dollars ($289,464) (the “Termination Fee”). BMR acknowledges that all Base Rent and Additional Rent payable by Cell Genesys under the Lease up to and including February 28, 2009, have been paid.

9. Return of Cash Deposit. BMR and Cell Genesys acknowledge and agree that BMR is holding a security deposit in the form of cash in the amount of $50,174 (the “Cash Deposit”). Notwithstanding anything in the Lease to the contrary, provided that the Lease is terminated in accordance with this Agreement, BMR shall retain the Cash Deposit as part of the Termination Fee.

10. No Assignment, Subletting or Encumbrances. Cell Genesys represents and warrants that it has not assigned, subleased, mortgaged, pledged, encumbered or otherwise transferred any interest in the Lease or the FF&E and that Cell Genesys holds the entire lessees’ interests in the Premises conveyed by the Lease as of the Execution Date. Notwithstanding anything to the contrary set forth in the Lease, Cell Genesys shall not assign, sublease, mortgage, pledge, encumber or otherwise transfer any interest in the Lease or the FF&E prior to the Termination Date. Cell Genesys further represents and warrants that its title to the FF&E is free and clear of all liens, mortgages, pledges, security interests, prior assignments (other than those that have been disclosed to BMR in writing), encumbrances and claims of any nature, and agrees to indemnify BMR for all losses, costs and expenses (including reasonable attorneys’ fees)

incurred by BMR as a result of a breach of such representation and warranty. Cell Genesys hereby assigns and transfers to BMR any third-party warranty to or guaranty of the FF&E to the extent transferrable and hereby expressly disclaims any other warranty, express or implied, whatsoever with respect to the FF&E.

11. No Further Modification/Counterparts/Authorization/Waiver. This Agreement may not be modified or terminated except in writing signed by all parties. This Agreement may be executed in counterparts which, taken together, will constitute one agreement binding on the parties. The persons signing below represent and warrant that they are duly authorized to execute this Agreement. No covenant or condition of this Agreement in favor of any party shall be deemed waived unless expressly waived in writing by an officer of such party.

12. Successors and Assigns. The covenants and agreements herein contained shall inure to the benefit and be binding upon the parties and their respective successors and assigns, whether by merger, sale, consolidation or otherwise.

13. Attorneys’ Fees. In the event of a dispute between the parties, the prevailing party shall be entitled to have its reasonable attorneys’ fees and costs paid by the other party.

14. Conflict of Laws. This Agreement shall be governed by the laws of the state in which the Premises are located.

15. Headings. Section headings in this Agreement are for convenience of reference only, and shall not be construed to affect or modify the substantive meaning of any Section hereof.

16. Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intent of the parties hereto that the remainder of this Agreement, and the validity, enforceability and legality thereof, shall not be affected or impaired thereby in any way.

17. Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Agreement and made a part hereof.

18. Brokers. Cell Genesys and BMR each represents and warrants that no broker, agent or other person (collectively, “Broker”) is owed any commission or other form of compensation in connection with the execution and delivery of this Agreement. Cell Genesys and BMR each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Cell Genesys or BMR, as applicable, with regard to this Agreement.

19. Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at the following addresses:

If to BMR:

BMR-Bridgeview Technology Park LLC

17190 Bernardo Center Drive

San Diego, CA 92128

Attn: Vice President, Development

with a copy to:

BMR-Bridgeview Technology Park LLC

17190 Bernardo Center Drive

San Diego, CA 92128

Attn: Vice President, Real Estate Counsel

If to Cell Genesys:

400 Oyster Point Boulevard, Suite 525

South San Francisco, CA 94080

Attn: Sharon Tetlow

with a copy to:

Holme Roberts & Owen LLP

560 Mission Street 25th Floor

San Francisco, CA 94105

Attn: Kenneth R. Whiting. Esq.

BMR and Cell Genesys may from time to time by written notice to the other designate another address for receipt of future notices.

20. Lender Third Party Beneficiary. By execution of this Agreement, Cell Genesys acknowledges and confirms that (a) the consent of BMR’s lender is a Termination Condition, (b) the Surviving Obligations expressly benefiting the Indemnitees (as defined in the Lease) in the Lease, shall inure to the benefit of BMR’s lender and (c) BMR’s lender is an intended third party beneficiary of such provisions and may enforce such provisions directly against Cell Genesys.

21. Consultant Consent. BMR, or an affiliate of BMR, may engage as consultants certain employees or former employees designated by Cell Genesys (the “Designated Personnel”) to assist in the assessment of the suitability of the Premises for various future uses and tenants (the “Suitability Assessment”). Cell Genesys hereby (a) consents to the participation of such Designated Personnel in the Suitability Assessment to the extent that such participation is limited to providing Suitability Information (as defined below) and (b) waives any duty of confidentiality of the Designated Personnel to Cell Genesys with regard to Suitability Information that may be provided by the Designated Personnel in connection with the Suitability Assessment. For the purposes of this Section 21, “Suitability Information” shall mean information related to the physical characteristics of the manufacturing plant and equipment, the general operational aspects of the manufacturing plant and equipment, and the general capacity and utility flows associated with the manufacturing plant and equipment, but expressly excluding any information related to Cell Genesys personnel matters, financial matters (except financial matters relating to the lease or purchase of the FF&E), clinical data, proprietary processes, intellectual property (including, without limitation, trade secrets) and any other information not reasonably related to the physical characteristics of the manufacturing plant and equipment and general operational aspects of the activities previously employed at the Premises by Cell Genesys.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BMR:

BMR-BRIDGEVIEW TECHNOLOGY PARK LLC, a Delaware limited liability company

By:	/S/ KENT GRIFFIN
Name:	Kent Griffin
Its:	President

CELL GENESYS:

CELL GENESYS, INC., a Delaware corporation

By:	/S/ SHARON TETLOW
Name:	Sharon Tetlow
Its:	CFO